Exhibit 10.12

March 8, 2011

Re:                             Offer Letter

Dear Michael:

On behalf of Nevro Corp. (the “Company”), I am pleased to offer you employment with the Company on the terms set forth in this letter (this “Agreement”).  We have enjoyed our interactions with you and believe that you will provide the Company with the type of leadership that it needs at this time.  We believe the Company represents an extraordinary opportunity for you as well.

1.                                      Position and Duties.  Commencing on March 9, 2011 or such other date as shall be mutually agreed between you and the Company (the date you actually commence employment is referred to herein as the “Commencement Date”), you shall serve as the President and Chief Executive Officer of the Company and shall also serve as a member of the Board of Directors of the Company (the “Board”).  In addition, the Board will elect you to the position of Chairman, with such election to be effective on the date six months after the Commencement Date.  You shall report directly to the Board.  Your duties and authority as Chairman, President and Chief Executive Officer shall be prescribed by the Board and shall be commensurate with the duties and authority as are customarily associated with such positions at a company of comparable size and with a similar business as the Company.  Subject to Section 8 below, you agree that while serving as Chairman, President and Chief Executive Officer under this Agreement you shall commit substantially all of your business time and attention to your positions and duties as described in this Section 1.

2.                                      Employment at Will.  Both you and the Company shall have the right to terminate your employment with the Company at any time, with or without cause, and without prior notice.

3.                                      Compensation and Benefits.  In consideration for your services to the Company hereunder, you shall receive the following compensation and benefits from the Company.

(a)                                 Base Salary.  Your base salary shall be $500,000 per year (as may be adjusted in accordance with this Section 3(a), the “Base Salary”), which will be paid in accordance with the Company’s customary payroll practices.  The Board or Compensation Committee of the Board (the “Compensation Committee”) shall review your Base Salary on a periodic basis, consistent with the Company’s compensation review practices.  During the course of such review, the Board or Compensation Committee may modify your Base Salary and other compensation as it deems appropriate, provided, that neither the Board or the Compensation Committee may reduce your Base Salary except to the extent (i) the reduction, together with any prior reductions, does not exceed 20% of your Base Salary as in effect prior to the first of any such reductions and (ii) the reduction affects all senior management employees of the Company proportionally.

(b)                                 Annual Bonus.   You shall be provided an annual performance bonus opportunity targeted at fifty percent (50%) of your Base Salary (“Target Bonus”) to be earned out based on the achievement of annual performance targets to be determined by the Board or the Compensation Committee (the “Annual Bonus”).  The targets will be established by the Board or the Compensation Committee after consultation with you at the start of each fiscal year (except for the year 2011 in which case the targets will be set within 60 days following the Commencement Date).  Annual Bonus payments for 2011, as well as for future years, will be determined by the Board or the Compensation Committee and will be (i) based on achievement of such performance targets, as determined by the Board or the Compensation Committee, and (ii) except as otherwise provided herein, payable to you at the same time as bonuses for other Company executives are paid and, in any event, prior to March 15 of the year following the year to which such Annual Bonus relates.  Your Annual Bonus will be pro-rated for any partial year of service.

(c)                                  Benefits.  You shall be entitled to all rights and benefits for which you are eligible under the terms and conditions of the standard Company benefits and compensation practices that may be in effect from time to time and are provided by the Company to its executive employees generally.

(d)                                 Initial Equity Grant.  No later than 45 days following the Commencement Date, the Company shall take such actions as shall be necessary to grant you the right to purchase (the “Stock Purchase Right”) the number of shares of the Company’s common stock (the “Common Stock”) equal to six percent (6%) of the Company’s outstanding capital stock as of the Commencement Date, calculated based on the Fully Diluted Capitalization of the Company (as defined in the next sentence) at a per-share purchase price equal to the per-share fair market value of the underlying shares on the date of grant, as determined reasonably by the Board in good faith.  For the purposes of this Agreement, “Fully Diluted Capitalization” includes all outstanding shares of capital stock plus all shares subject to issuance under outstanding options or warrants plus all shares of capital stock reserved for future issuance under the Company’s 2007 Stock Incentive Plan (the “Plan”) that are not subject to outstanding options or other equity awards plus, to the extent not already included in the foregoing, all shares purchased by you, or subject to your right to purchase, pursuant to this Section 3(d) and Section 3(f).  The Stock Purchase Right will be granted under the Plan.  Any shares of Common Stock purchased upon exercise of the Stock Purchase Right (the “Restricted Stock”) shall be subject to a right of repurchase in favor of the Company at the original purchase price thereof (the “Right of Repurchase”).  The Restricted Stock shall vest, and the Right of Repurchase lapse,  with respect to thirty-three and one-third percent (33 1/3%) of the total shares of Restricted Stock on the first anniversary of the Commencement Date and with respect to 1/36th of such shares of Restricted Stock on each monthly anniversary of the Commencement Date thereafter so that the Restricted Stock shall be fully vested and the Right of Repurchase fully lapsed on the third anniversary of the Commencement Date, in each case, subject to your continued service to the Company hereunder except as otherwise provided herein.  You will be permitted to purchase the shares of Restricted Stock using a full recourse promissory note, equal to the value of the entire purchase, in a form attached hereto as Exhibit A, to the Company bearing an interest rate equal to the Applicable Federal Rate.  The Restricted Stock shall be subject to the terms of the  Plan and a restricted stock purchase agreement (the “Restricted Stock Purchase Agreement”) in the form attached hereto as Exhibit B to be entered into between you and the Company.

(e)                                  Subsequent Option or Options.  As soon as administratively practicable following a “Subsequent Option Date,” the Company shall take such actions as shall be necessary to grant you an option (a “Subsequent Option” or “Option”) that, collectively with the Stock Purchase Right and any other Subsequent Option previously granted (the “Equity Awards”) shall give you the right to purchase an aggregate number of shares of the Company’s Common Stock based on the “Fully Diluted Capitalization” on the date of grant of such Subsequent Option such that the aggregate number of shares of Common Stock issued or issuable pursuant to the Equity Awards represent six percent (6%) of such Fully Diluted Capitalization.  For purposes of this Section 3(e), “Fully Diluted Capitalization” shall include any Common Stock or capital stock of the Company that may be issued in connection with the financing or other transaction in the process of being carried out at the time of the Subsequent Option Date (up to the aggregate $30 million limit discussed in the sentence that immediately follows) plus any shares issuable under the Subsequent Option then being granted to you under this Section 3(e).  “Subsequent Option Date” shall mean a date on which a financing or other transaction (other than the issuance of stock to you pursuant to this Agreement) occurs subsequent to the Commencement Date in which capital stock of the Company is to be issued and which, together with prior financings or other such transactions in all cases occurring subsequent to the Commencement Date, does not exceed $30 million, or if it does, the amount of Common Stock subject to the Subsequent Option being granted shall be determined based on the amount of $30 million less the amount of such prior financings and other transactions in all cases occurring after the Commencement Date, in each case valued as determined in connection with such prior financings or transactions.  The per-share exercise price for a Subsequent Option shall be equal to the per-share fair market value of the underlying shares on the date of grant, as determined reasonably by the Board in good faith, following its review of a valuation intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be payable using shares otherwise issuable upon exercise of the Subsequent Option.  A Subsequent Option shall vest and become exercisable with respect to thirty-three and one-third percent (33 1/3%) of the shares of the Common Stock subject thereto on the first anniversary of the Commencement Date and with respect to 1/36th of the total number of shares of Common Stock subject to the Subsequent Option on each monthly anniversary of the Commencement Date thereafter such that the Subsequent Option shall be fully vested and exercisable on the third anniversary of the Commencement Date, in each case, subject to your continued service to the Company except as provided hereunder.  A Subsequent Option shall be an “incentive stock option” within the meaning of and to the maximum extent permitted by Section 422 of the Code without having the exercise price exceed fair market value on the date of grant.  A Subsequent Option shall be subject to the terms of the Plan and an option agreement (a “Subsequent Option Agreement”) in the form attached hereto as Exhibit C to be entered into between you and the Company.

(f)                                   Preferred Stock.  Subject to your execution of a stock purchase agreement in the form attached hereto as Exhibit D (the “Stock Purchase Agreement”), starting on the Commencement Date you shall be entitled to purchase that number of shares of Company Series A Preferred Stock (the “Preferred Stock”) that represents one percent (1%) of the Fully Diluted Capitalization of the Company as of the Commencement Date, for a purchase price equal to $0.364 per share.  The right to purchase the Preferred Stock will lapse to the extent unexercised, on the three-month anniversary of the Commencement Date.  Any Preferred Stock purchased by you will be fully vested as of the date of purchase.  In connection with the purchase of Preferred Stock, you will be required to enter into the Company’s Amended and Restated Stockholders’ Agreement attached hereto as Exhibit E and Amended and Restated Registration Rights Agreement attached hereto as Exhibit F.  For the sake of clarification, your rights as Preferred Stockholder shall be determined in accordance with the terms of the agreements set forth in this Section 3(f) and, except as specifically provided in this Agreement, such determination shall be without reference to this Agreement or your employment thereunder.

(g)                                 Expenses.  The Company shall reimburse you for business expenses that are reasonable and necessary for you to perform, and were incurred by you in the course of the performance of your duties pursuant to this Agreement and in accordance with the Company’s general policies.   The Company also shall reimburse you for reasonable legal fees incurred in connection with your entering into this Agreement up to a maximum of $15,000.00.  In addition, the Company shall reimburse or directly pay the costs incurred by you for commuting from the Minneapolis, Minnesota area to the Company’s principal offices in Menlo Park, California.  The expenses referred in this Section 3(g) shall be paid directly by the Company or reimbursed upon your submission of vouchers and an expense report in such form as may be required by the Company consistent with the Company’s policies in place from time-to-time.

(h)                                 Indemnification.  You shall be entitled to enter into the Company’s standard form of Indemnification Agreement.  In addition, the Company agrees to maintain Directors and Officers Liability Insurance providing a level of protection of no less than $5,000,000 for so long as you serve as a director and/or officer of the Company.

4.                                      Change in Control.  In the event of a Change in Control of the Company, subject to your continued employment through the date of such Change in Control, the Options and Restricted Stock shall become immediately and fully vested and, if applicable, exercisable with respect to one hundred percent (100%) of the unvested shares subject thereto and the Right of Repurchase thereon shall immediately and fully lapse, in each case, as of immediately prior to the occurrence of such Change in Control.  In all events, you shall be able to cash out your equity to the same extent as and on the same basis that other non-employee shareholders cash out their equity, determined on a class-by-class basis.

5.                                      Severance.  Upon your termination of employment, you shall receive any accrued but unpaid Base Salary and other accrued and unpaid compensation, including vacation pay.  If the termination of your employment constitutes a termination by the Company without Cause or a Constructive Termination (each, a “Covered Termination”), provided that you first return all Company property in your possession and, within thirty (30) days following the Covered Termination, execute and do not revoke (during any applicable revocation period) a general release of all claims against the Company and its affiliates in the form set forth on Exhibit G (a “Release”), you shall also be entitled to receive the severance benefits set forth in clauses (a), (b) and (c) below.

(a)                                 Continued Base Salary and Annual Bonus.  During the Severance Period (as defined below), the Company shall pay you an amount equal to the sum of your annual Base Salary (as in effect immediately prior to any reduction giving rise to your right to resign your employment for a Constructive Termination) plus your Target Bonus, to be paid, subject to Section 6 below, in substantially equal installments in accordance with the Company’s standard payroll practices.  In addition, the Company shall pay you a pro-rated portion of your Target Bonus for the year of termination, such payment to be made as soon as administratively practicable after the Release is no longer subject to revocation.

(b)                                 COBRA Coverage.  To the extent you elect to continue medical, dental or vision benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) under the Company’s group plans, the Company will directly pay or reimburse you for the cost to continue coverage under COBRA for you and/or your eligible dependents during the period commencing on the date of the Covered Termination and ending upon the last day of the Severance Period (or, if earlier, the date on which you and/or your eligible dependents become eligible for comparable benefits from another employer).

(c)                                  Accelerated Vesting.  Your Options and Restricted Stock shall continue to vest and, if applicable, become exercisable and the Right of Repurchase lapse as though you remained employed by the Company during the Severance Period.  In addition, your vested Options, including those that vest pursuant to the preceding sentence, shall remain exercisable until the date that is three months after the date the Severance Period ends.  Notwithstanding the foregoing, in the event that (i) a definitive agreement that results in a Change in Control is entered into by the Company prior to your termination of employment or (ii) a Change in Control occurs during the first six months of the  Severance Period, your Options and Restricted Stock shall vest in full, the Right of Repurcahse shall fully lapse and your Options shall become fully exercisable, as of immediately prior to such Change in Control.

6.                                      Section 409A.

(a)                                 Separation from Service.  Notwithstanding any provision to the contrary in this Agreement, the date of your “separation from service,” as defined in section 409A of the Code and the Department of Treasury regulations promulgated and other guidance  issued thereunder ( collectively, “Section 409A”),  and as determined by applying the default presumptions in Treas. Reg. § 1.409A-1(h)(1)(ii)), shall be treated as the date of your termination of employment for purposes (but only for the purposes) of determining the time of payment of any amount that becomes payable to you hereunder upon your termination of employment and that is properly treated as a deferral of compensation subject to Section 409A after taking into account all exclusions applicable to such payment under Section 409A. Notwithstanding any other provision herein to the contrary, any amount that becomes payable to you under Section 5(a) upon your termination of employment and that is properly treated as a deferral of compensation subject to Section 409A after taking into account all exclusions applicable to such payment under Section 409A, shall be paid to you, or shall commence to be paid to you, on the 40th day following the date of your separation from service, and for the purposes of Section 5(a), any payments that would have been paid to you prior to such 40th day absent application of this provision shall be paid to you in a cash lump sum on such 40th day.

(b)                                 Specified Employee.  Notwithstanding any provision to the contrary in this Agreement, if you are  a “specified employee” (within the meaning of Section 409A and determined pursuant to any policies adopted by the Company consistent with Section 409A (a “Specified Employee”)), at the time of your separation from service and if any portion of the payments or benefits to be received by you upon separation from service would be considered deferred compensation under Section 409A (after taking into account all exclusions applicable to such payments and benefits under Section 409A) and cannot be paid or provided to you without your incurring taxes, interest or penalties under Section 409A, amounts that would otherwise be payable pursuant to this Agreement and benefits that would otherwise be provided pursuant to this Agreement, in each case, during the six-month period immediately following your separation from service shall  instead be paid or provided on the first business day after the earlier of (i) the expiration of six months from the date of your  separation from service and (ii) the date of your death (such first business day, the “Delayed Payment Date”).  All payments delayed pursuant to the preceding sentence shall be paid or commence to be paid on the Delayed Payment Date, and on that date, there shall be paid to you or, if you have died, to your estate, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

(c)                                  Expense Reimbursements.  To the extent that the reimbursement of any expenses eligible for reimbursement or the provision of any in-kind benefits under any provision of this Agreement would be considered deferred compensation under Section 409A (after taking into account all exclusions applicable to such reimbursements and benefits under Section 409A): (i) reimbursement of any such expense shall be made by the Company as soon as administratively practicable after such expense has been incurred, but in any event by no later than December 31st of the year following the year in which you incur such expense ; (ii) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year ; and (iii) your right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(d)                                 Installments.  Your right to receive any installment payments under this offer letter, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated for purposes of Section 409A as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Treas. Reg. §1.409A-2(b)(2)(iii).

7.                                      Definitions.

(a)                                 Cause.  The term “Cause” means (i) theft or falsification of any employment or Company records committed by you that is not trivial in nature; (ii) malicious or willful, reckless disclosure by you of the Company’s confidential or proprietary information; (iii) commission by you of any immoral or illegal act or any gross or willful misconduct, where a majority of the non-employee members of the Board reasonably determines that such act or misconduct has (A) seriously undermined the ability of the Board to entrust you with important matters or otherwise work effectively with you, (B) contributed to the Company’s loss of significant revenues or business opportunities, or (C) significantly and detrimentally affected the business or reputation of the Company or any of its subsidiaries; and/or (iv) the willful failure or refusal by you to follow the reasonable and lawful directives of the Board, provided such failure or refusal continues after your receipt of reasonable notice in writing of such failure or refusal and an opportunity of not less than thirty (30) days to correct the problem.  Anything herein to the contrary notwithstanding, no act, or failure to act, on your part shall be considered “willful” unless it is done, or omitted to be done, by you without a good faith belief that your action or omission was in, or not opposed to, the best interests of the Company.

(b)                                 Change in Control.  The term “Change in Control” means the occurrence of any of the following events: (i) any reorganization, consolidation or merger of the Company with or into any other corporation or other entity or person, by means of any transaction or series of related transactions, in which the Company’s stockholders as constituted immediately prior to such transaction(s) hold less than fifty percent (50%) of the voting power of the surviving or acquiring entity or (ii) a sale of all or substantially all of the assets of the Company.  Notwithstanding the foregoing, a transaction shall not constitute a “Change in Control” if: (i) its sole purpose is to change the state of the Company’s incorporation; (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; (iii) it constitutes the Company’s initial public offering of its securities or (iv) it is a transaction effected primarily for the purpose of financing the Company with cash (as determined by the Board in its discretion and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise).  For the avoidance of doubt, in no event shall a transaction in which a single person or entity acquires fifty percent (50%) or more of the voting power of the Company be deemed to have been effected primarily for the purpose of financing the Company with cash.

(c)                                  Constructive Termination.  The term “Constructive Termination” means your right to resign from employment with the Company after providing written notice to the Company within sixty (60) days after one or more of the following events occurs without your consent provided such event remains uncured thirty (30) days after your delivery to the Company of written notice thereof: (i) failure to grant (or authorize the necessary number of shares) the Stock Purchase Right within 60 days of the Commencement Date or the failure to grant (or authorize the necessary number of shares) a Subsequent Option within 60 days of a Subsequent Option Date; (ii) a reduction in your authority, duties and responsibilities as President and Chief Executive Officer (or after you are appointed Chairman, the removal of you as Chairman), including a material reduction of authority, duties and responsibilities which results from your no longer serving as an officer of the Company; (iii) failure to elect or reelect you as a member of the Board; (iv) a material reduction by the Company in your Base Salary or your Target Bonus in effect immediately prior to such reduction, except in connection with a reduction in salary, which, together with any prior reductions, does not exceed 20% of such salary as in effect prior to the first of any such reductions and which affects all senior management employees of the Company proportionally; (v) the Company’s material breach of any of its obligations under this Agreement , any Option Agreement, the Restricted Stock Agreement, the Stock Purchase Agreement, the Amended and Restated Stockholders’ Agreement or the Amended and Restated Registration Rights Agreement (vi) a requirement that you relocate your current residence or (vii) the failure of any entity that acquires all or substantially all of the assets of the Company in a Change in Control to assume the Company’s obligations under this Agreement.

(d)                                 Severance Period.  The term “Severance Period” means the period of time commencing upon the date on which your employment terminates and ending on the earlier of (i) the first anniversary of the date on which your employment terminates or (ii) the date you take any action which, if you were employed by the Company, would breach the terms of your Confidentiality Agreement.

8.                                      Covenants.  To the extent that you have not already done so, please disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed.  The Company understands that you have an agreement with a prior employer that restricts your solicitation activities.  The Company agrees that the non-solicitation agreement with that prior employer does not conflict with any provisions of this Agreement.  Except for this, it is the Company’s understanding that there is not any other agreement with a prior employer that would restrict you in performing the duties of your position with the Company and you represent that such is the case.  Moreover, you agree that, during the term of your employment by the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to a business involved in the development, manufacturing and/or marketing of a spinal cord neuro-stiumlation for the treatment of pain or any other specific business the Company actively pursues during your employment (a “Competing Business”), nor will you engage in any other activities that materially conflict with your obligations to the Company.  For the avoidance of doubt, the Company acknowledges that you shall not be prevented from being employed or otherwise providing services to a Competing Business following the termination of your employment hereunder, subject to your continuing obligations under the Confidentiality Agreement.  You have discussed with the Company your outside-based activities including board directorships listed in Exhibit H hereto and the Company agrees that those activities do not conflict with your obligations to the Company.  You agree not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.  Notwithstanding the forgoing, you may serve in any capacity with any civic, educational or charitable organization, and subject to the prior approval of the Board, you may also serve as a member of the board of directors of a company that is not a Competing Business or as a consultant to a venture capital firm, provided that such service does not materially interfere with your duties and responsibilities to the Company hereunder.  For the avoidance of doubt, the Company acknowledges that the board service and consulting arrangements you are currently engaged in and listed on Exhibit H hereto do not currently conflict with your duties and obligations to the Company.

9.                                      Confidentiality.  As a condition to your employment hereunder, you must enter into the Company’s standard Proprietary Information and Inventions Agreement (the “Confidentiality Agreement”) attached hereto as Exhibit I, the terms of which are incorporated herein by this reference.  Except as otherwise provided expressly in this Agreement (including the termination of the Severance Period upon the taking of any action that would breach the Confidentiality Agreement) or in the Confidentiality Agreement, there are no restrictions on your activities following the termination of your employment hereunder.

10.                               Parachute Payments.  Notwithstanding any other provision of this Agreement, or of any other agreement between you and the Company or any plan maintained by the Company pursuant to which you are entitled to any “Contingent Payments” (as defined in Exhibit J hereto), to the contrary, in the event that the Company undergoes a “280G Change in Control” (as defined in Exhibit J hereto), the provisions set forth in Exhibit J hereto shall apply.

11.                               Miscellaneous.

(a)                                 Complete Agreement.  This Agreement, collectively with applicable terms of the Plan and the agreements set forth in Exhibits A through G, and I through J, sets forth the terms of your employment by the Company and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews, or pre-employment negotiations, whether written or oral.  In the event of any conflict between the terms of this Agreement and those of any other plan, program, agreement or other arrangement of the Company relating to you, the terms herein shall prevail.  This Agreement shall remain in full force and effect during your employment with the Company and, in the event of any termination or expiration of this Agreement or your employment, the obligations of the Company shall survive such expiration or termination to the extent necessary to carry out the intentions of the parties as embodied in this Agreement (including, without limitation, your rights to severance upon a termination without Cause or a Constructive Termination and your obligations under the Confidentiality Agreement).

(b)                                 Withholding.  You acknowledge that all amounts and benefits payable under this Agreement are subject to withholding requirements under applicable law.

(c)                                  Advisors. You acknowledge and agree that you have had the opportunity to seek the advice of independent legal counsel and such other professional advisors as you have deemed necessary or appropriate prior to executing this Agreement.  You have read and understood all of the terms and provisions of this Agreement.

(d)                                 Amendments.  This Agreement, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by a duly authorized member of the Board or officer of the Company and you.

(e)                                  Counterparts.  This Agreement may be signed in counterparts and the counterparts taken together shall constitute one agreement.

(f)                                   Arbitration.  Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation shall be resolved solely and exclusively by final and binding arbitration held in San Mateo County, California through Judicial Arbitration & Mediation Services/Endispute (“JAMS”) in conformity with the then-existing JAMS employment arbitration rules and California law.  However, nothing in this Section is intended to prevent either party from seeking injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  The Company shall bear the costs of any such arbitration.

(g)                                 Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and their respective successors, assigns, heirs, executors and administrators, except that you may not assign your rights or delegate your duties or obligations hereunder without the prior written consent of the Company (provided that if you should die while any payment, benefit or entitlement is due to you hereunder or pursuant to any other agreement, such payment, benefit or entitlement shall be paid or provided to your designated beneficiary, or, if there is no designated beneficiary, to your estate).  In addition, no rights or obligations of the Company under this Agreement may be assigned or transferred by the Company without yoru prior written consent, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and assume the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law.

(h)                                 Governing Law.  This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

To indicate your acceptance of the terms and conditions herein, please sign and date this letter in the space provided below and return it to me by March 9, 2011.  A duplicate original is enclosed for your records.

Very truly yours,

/s/ Konstantinos Alataris

Konstantinos Alataris

President and Chief Executive Officer
NEVRO CORP.

ACCEPTED AND AGREED:

/s/ Michael DeMane	9 March, 2011
Michael DeMane	Date